FOR IMMEDIATE RELEASE	Contact: David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197
david.findlay@lakecitybank.com

LAKELAND FINANCIAL CORPORATION ANNOUNCES CLOSING OF OVER-ALLOTMENT OF COMMON STOCK OFFERING

Warsaw, Indiana (December 15, 2009) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced today the closing of the sale of 125,431 shares of common stock pursuant to the underwriters’ exercise of the over-allotment option, which the Company granted in connection with its previously announced underwritten public stock offering.  The Company sold the additional shares to the underwriters at the same public offering price of $17.00 per share agreed to for the initial closing on November 18, 2009. The aggregate net proceeds to the Company from the public offering, after deducting underwriting discounts and commissions and offering expenses, including the net proceeds of approximately $2.0 million from the sale of shares pursuant to the over-allotment option, are approximately $57.9 million.  Stifel, Nicolaus & Company, Incorporated acted as the book-running manager of the public offering, and Keefe, Bruyette & Woods, Inc. and Howe Barnes Hoefer & Arnett, Inc. acted as co-managers.

Lakeland Financial Corporation is a $2.5 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a loan production office in Indianapolis, Indiana.  Additional information regarding the Company can be accessed on its home page at www.lakecitybank.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.